Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of (i) our report dated March 31, 2010, except Note 1A as to which the date is January 19, 2011, with respect to the consolidated balance sheets of Bluerock Enhanced Multifamily Trust, Inc. as of December 31, 2009 and 2008, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the accompanying financial statement schedule; (ii) our report dated February 18, 2010 with respect to the statement of revenues and certain operating expenses of Springhouse at Newport News for the year ended December 31, 2008; (iii) our report dated June 16, 2010 with respect to the statement of revenues and certain operating expenses of The Reserve at Creekside for the year ended December 31, 2009; (iv) our report dated June 25, 2010 with respect to the statement of revenues and certain operating expenses of The Apartments at Meadowmont for the year ended December 31, 2009; (v) our report dated January 19, 2011 with respect to the statement of revenues and certain operating expenses of The Gardens at Hillsboro Village for the year ended December 31, 2009; and (vi) our report dated January 19, 2011 with respect to the statement of revenues and certain operating expenses of St. Andrews Apartments for the year ended December 31, 2009, all incorporated by reference into Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-153135) and related Prospectus of Bluerock Enhanced Multifamily Trust, Inc. for the registration of its common stock.

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI
January 19, 2011